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Exhibit 2.1

    AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HPL TECHNOLOGIES, INC.

HPL ACQUISITION CORP.

FABCENTRIC, INC.

AND

FABCENTRIC FOUNDERS

Dated as of December 5, 2001

AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 5, 2001 by and among HPL Technologies, Inc., a Delaware corporation ("HPL"), HPL Acquisition Corp., a California corporation ("Merger Sub"), FabCentric, Inc., a California corporation ("FabCentric"), John Kulusich and Lucian Wagner (collectively, the "Founders"), with respect to the following facts:

BACKGROUND:

    A.  The respective boards of directors of HPL, Merger Sub and FabCentric have approved and declared advisable the merger of Merger Sub with and into FabCentric (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions are fair to, and in the best interests of, their respective shareholders.

    B.  Pursuant to the Merger, among other things, the outstanding shares of FabCentric Common Stock, no par value ("FabCentric Common Stock") and the outstanding shares of FabCentric Series A Preferred Stock and Series B Preferred Stock (collectively, the "FabCentric Preferred Stock") (jointly, the "FabCentric Stock"), will be converted into shares of Common Stock, par value $0.001 of HPL ("HPL Common Stock"), at the rates set forth herein.

    C.  For United States Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is hereby adopted by the parties as a plan of reorganization for purposes of Section 368 of the Code.

    The parties hereto agree as follows:

ARTICLE I

THE MERGER

    1.1  The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("California Law"), (i) Merger Sub shall merge with and into FabCentric, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) FabCentric shall be the surviving corporation. FabCentric, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2  Closing; Effective Time.  The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, on December 5, 2001 (the "Closing Date"), unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 275 Middlefield Road, Menlo Park, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger substantially in the form of Exhibit A attached hereto (the "Agreement of Merger") with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger, being the "Effective Time").

    1.3  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of FabCentric and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of FabCentric and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  Articles of Incorporation; Bylaws.

    (a) From and after the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of Merger Sub shall be amended so that the name of the Surviving Corporation shall be "FabCentric, Inc."

    (b) From and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

    1.5  Directors and Officers of the Surviving Corporation.  The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified.

ARTICLE II

CONVERSION OF SHARES

    2.1  Conversion of Stock.  Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or other securities of FabCentric or Merger Sub:

    (a) As of the Effective Time, each share of FabCentric Common Stock shall automatically convert into the right to receive 0.0129946 shares of HPL Stock (the "Common Exchange Ratio"), each share of FabCentric Series A Preferred Stock shall automatically convert into the right to receive 0.0600401 shares of HPL Stock (the "Series A Exchange Ratio") and each share of FabCentric Series B Preferred Stock shall automatically convert into the right to receive 0.1411366 shares of HPL Stock (the "Series B Exchange Ratio") (each, an "Exchange Ratio").

    (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FabCentric Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or direct registration) representing the number of whole shares of HPL Common Stock into which such shares have been converted (the "HPL Stock Certificates"), and (ii) cash in lieu of fractional shares of HPL Common Stock in accordance with Section 2.1(f), without interest.

    (c) As of the Effective Time, each share of FabCentric Stock held of record immediately prior to the Effective Time by FabCentric, Merger Sub, HPL or any "Subsidiary" (as defined in Section 2.1(g)) of FabCentric or of HPL shall be canceled and extinguished without any conversion thereof.

    (d) As of the Effective Time, each share of Common Stock, no par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, no par value, of the Surviving Corporation.

    (e) Each applicable Exchange Ratio shall be adjusted, or HPL shall make appropriate provision, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into HPL Common Stock or FabCentric Stock), reorganization, recapitalization or other like change with respect to HPL Common Stock or FabCentric Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

    (f)  No fraction of a share of HPL Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of FabCentric Stock who would otherwise be entitled to a fraction of a share of HPL Common Stock (after aggregating all fractional shares of HPL Common Stock to be received by such holder) shall receive from HPL an amount of cash (rounded down to the nearest whole cent)

equal to the product of (i) such fraction, multiplied by (ii) the HPL Price. For the purposes of this Agreement, "HPL Price" shall mean $10.628 per share.

    (g) For purposes of this Agreement, (i) the term "Subsidiary", when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

    (h) At the Effective Time, to the extent that any shares of the FabCentric Stock are subject to restrictions on transfer, vesting, or otherwise, the HPL Shares issued in exchange therefor in the Merger shall be subject to substantially similar restrictions; provided, however, that any rights to repurchase unvested shares shall be adjusted in number and price in accordance with the applicable Exchange Ratio.

    2.2  Escrow.  That number of HPL Shares equal to 20% of the aggregate number of HPL Shares issued at Closing (the "Escrow Shares") otherwise deliverable to those holders of FabCentric Stock identified on Schedule 2.1 (the "Escrow Shareholders") shall be ratably withheld and issued in the name of Comerica Bank-California, a California banking corporation (the "Escrow Agent") and delivered within 10 days from Closing to be held for a period of one year from the Closing Date pursuant to the terms of that certain Escrow Agreement attached hereto as Exhibit F (the "Escrow Agreement"). Subject to the terms and conditions contained in the Escrow Agreement, HPL or the Surviving Corporation may use the Escrow Shares to offset employee-retention claims or claims for indemnification pursuant to Article IX hereof or to offset any damages relating to a breach of this Agreement by FabCentric or any Founder.

    2.3  FabCentric Options.  As of the Effective Time, HPL shall, to the full extent permitted by applicable law, assume all of the stock options of FabCentric outstanding immediately prior to the Effective Time under the FabCentric Stock Plans (as defined below) (the "FabCentric Options"). For purposes of this Agreement, "FabCentric Stock Plans" means the FabCentric, Inc. 1999 Stock Option Plan. Each FabCentric Option, whether or not exercisable at the Effective Time, shall, to the full extent permitted by applicable law, be assumed by HPL in such a manner that it shall be exercisable upon the same terms and conditions as under the FabCentric Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided however, (i) each such option thereafter shall be exercisable for a number of shares of HPL Common Stock (rounded down to the nearest whole share) equal to the product obtained from multiplying the number of shares of FabCentric Common Stock covered by such option immediately prior to the Effective Time by the Common Exchange Ratio, and (ii) the option price per share of HPL Common Stock thereafter shall equal the quotient (rounded up to the nearest whole cent) obtained by dividing the option price per share of FabCentric Common Stock subject to such option in effect immediately prior to the Effective Time by the Common Exchange Ratio (the "HPL Exchange Options").

    2.4  Exchange of FabCentric Stock Certificates.

    (a) Promptly after the Effective Time, HPL shall mail or shall cause to be mailed to each Holder a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the FabCentric Certificates shall pass, only upon proper delivery of the FabCentric Certificates to HPL) and instructions for surrender of the FabCentric Certificates. Upon surrender to HPL of a FabCentric Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor (i) HPL Stock Certificates evidencing that number of shares of HPL

Common Stock issuable to such Holder in accordance with this Article II; and (ii) cash in respect of fractional shares as provided in Section 2.1(f). Such HPL Certificates and cash are referred to collectively as the "Merger Consideration." No HPL Certificates will be issued to a Person who is not the registered owner of a surrendered FabCentric Certificate, unless (i) the FabCentric Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.4, from and after the Effective Time, each FabCentric Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of HPL Common Stock as determined in accordance with this Article II, and cash in lieu of fractional shares as provided in Section 2.1(f). For purposes of this Agreement, "FabCentric Certificate" means a certificate which immediately prior to the Effective Time represented shares of FabCentric Stock, and "Holder" means a person who holds one or more FabCentric Certificates as of the Effective Time.

    (b) No dividend or other distribution declared with respect to HPL Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered FabCentric Certificates until such Holders surrender their FabCentric Certificates. Upon the surrender of such FabCentric Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender FabCentric Certificates for exchange.

    (c) Notwithstanding anything to the contrary in this Agreement, none of HPL, the Surviving Corporation nor any party hereto shall be liable to any Holder for shares of HPL Common Stock and/or cash in lieu of fractional shares required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable law.

    2.5  Lost, Stolen or Destroyed Certificates.  In the event that any FabCentric Certificates shall have been lost, stolen or destroyed, HPL shall issue and pay in respect of such lost, stolen or destroyed FabCentric Certificates, upon the making of an affidavit of that fact by the holder thereof, HPL Stock Certificates evidencing full shares of HPL Common Stock, cash in respect of fractional shares, if any, as may be required by Section 2.1(f) and any dividends or distributions payable hereunder; provided, however, that HPL may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed FabCentric Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HPL with respect to the FabCentric Certificates alleged to have been lost, stolen or destroyed.

    2.6  Tax Consequences.  For United States income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. The Founders hereby acknowledge and agree that HPL, Merger Sub and FabCentric have not given any tax advice in connection with the Merger or otherwise, and have no responsibility for any tax consequences to the Founders arising from or related to the Merger or otherwise. Each Founder further acknowledges and agrees that he has had an opportunity to consult with his personal tax advisor as to the actual tax consequences arising from or related to the Merger and all other transactions contemplated herein.

    2.7  Dissenting Shares.

    (a) Notwithstanding anything to the contrary in this Agreement, any holder of shares of FabCentric Stock who has exercised such holder's dissenters' rights in accordance with applicable law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive shares of HPL Stock, but the holder of the Dissenting Shares shall be entitled only to such rights as are granted by applicable law, and the number of HPL Shares issued as Merger Consideration shall be ratably reduced by the number of Dissenting Shares.

    (b) Notwithstanding the provisions of Section 2.7(a) above, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under California Law, then, as of the Effective Time or the occurrence of such event, such holder's FabCentric Stock shall automatically be converted into and represent only the right to receive HPL Stock and cash in lieu of fractional shares as provided in Section 2.1(f) upon surrender of his FabCentric Certificates.

    (c) FabCentric shall give HPL (i) prompt written notice of any written demands for payment with respect to any shares of FabCentric Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. FabCentric shall not, except with the prior written consent of HPL, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle any such demands.

    2.8  Restricted Stock.  The HPL Shares issued in connection with the Merger shall not be registered under the Securities Act of 1933 (the "Securities Act") and HPL shall have no obligation to register such shares under the Securities Act. Such shares may not be transferred or resold thereafter, except following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act. The Founders further agree that they will enter into a lock-up agreement with customary terms for a period commencing on the Closing Date and ending on April 30, 2002. The certificates representing the HPL Stock shall bear the following restrictive legends:

  THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO HPL TECHNOLOGIES, INC. IS OBTAINED STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FABCENTRIC

    Each of the Founders and FabCentric make to HPL and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof which is to be delivered by FabCentric to HPL at least seventy-two hours prior to Closing (the "FabCentric Disclosure Statement"). The FabCentric Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the FabCentric Disclosure Statement shall qualify only the corresponding Section of this Article III, except to the extent that such disclosure plainly and on its face applies to another Section of this Article III.

    3.1  Organization, Etc.

    (a) FabCentric is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FabCentric is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a FabCentric Material Adverse Effect. For the purposes of this Agreement, "FabCentric Material Adverse Effect" means any change, event or effect that is: (A) materially adverse to the business, operations, assets, condition (financial or otherwise), or results of operations of FabCentric, or (B) materially adverse to the rights, obligations, or prospects of FabCentric as they relate to the agreements or customer relationships identified on Schedule 3.1(a) to the FabCentric Disclosure Statement.

    (b) FabCentric is not in violation of any provision of its Articles of Incorporation, bylaws or any other charter document. Schedule 3.1(b) of the FabCentric Disclosure Statement sets forth (i) each jurisdiction in which FabCentric is qualified to do business as a foreign Person, and (ii) the names of the current directors and officers of FabCentric. FabCentric has made available to HPL accurate and complete copies of the Articles of Incorporation, bylaws and any other charter documents, as currently in effect, of FabCentric.

    3.2  Authority Relative to This Agreement.  FabCentric has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) assuming the approval of the Merger by a majority of the outstanding shares of FabCentric Common Stock, FabCentric Series A Preferred Stock and FabCentric Series B Preferred Stock in accordance with California Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly and validly authorized by the unanimous vote of the board of directors of FabCentric, and no other corporate proceedings on the part of FabCentric are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of the Merger by a majority of the outstanding shares of FabCentric Stock in accordance with the California Law). This Agreement has been duly and validly executed and delivered by FabCentric and, assuming due authorization, execution and delivery by HPL and Merger Sub, constitutes a valid and binding agreement of FabCentric, enforceable against FabCentric in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    3.3  No Violations, Etc.  No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of FabCentric for the consummation by FabCentric of the Merger and the other transactions contemplated hereby or for the exercise by HPL and the Surviving Corporation of full rights to own and operate the business of FabCentric as presently being conducted, except for the filing of the Agreement of Merger as required by California Law. Neither the execution and delivery of this Agreement nor consummation of the Merger and the other transactions contemplated hereby and thereby nor compliance by FabCentric with all of the provisions hereof and thereof, subject to obtaining the approval of the this Agreement by the holders of a majority of the outstanding shares of FabCentric Stock, (i) conflict with or result in any breach of any provision of the Articles of Incorporation, bylaws or other charter document of FabCentric, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to FabCentric, or by which any of its properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FabCentric is a party or by which any of them or any of their properties or assets may be bound. Schedule 3.3 of the FabCentric Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any of FabCentric's notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would have a FabCentric Material Adverse Effect.

    3.4  Board Approval.  The board of directors of FabCentric has, at a meeting of such board duly held on November 5, 2001, unanimously: (i) approved and adopted this Agreement, (ii) resolved to recommend approval of this Agreement to the shareholders of FabCentric, and (iii) resolved that FabCentric take all action necessary under applicable law to consummate the transactions contemplated hereby. All corporate action necessary to execute, deliver and consummate the transactions contemplated hereby has been duly taken.

    3.5  Capitalization.

    (a) The authorized capital stock of FabCentric consists of 20,000,000 shares of FabCentric Common Stock and 8,000,000 shares of Preferred Stock, of which 4,500,000 shares have been designated as Series A Preferred Stock and 3,500,000 shares have been designated as Series B Preferred Stock. As of the date hereof, there were (i) 5,511,101 shares of FabCentric Common Stock outstanding, (ii) 3,861,710 shares of Series A Preferred Stock outstanding, (iii) 2,760,472 shares of Series B Preferred Stock, and (iv) no treasury shares.

    (b) There are no equity securities of any class of FabCentric, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for the FabCentric Options there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating FabCentric to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of FabCentric, or obligating FabCentric to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of FabCentric, except for the shareholder consents approving this Agreement and the Merger, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of FabCentric.

    (c) True and complete copies of each FabCentric Stock Plan and of the forms of all agreements and instruments relating to or issued under each thereof, have been provided to HPL. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

    (d) Schedule 3.5(d) of the FabCentric Disclosure Statement sets forth the following information with respect to each FabCentric Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each FabCentric Option was granted in accordance with the terms of the FabCentric Stock Plan applicable thereto. The terms of each of the FabCentric Stock Plans do not prohibit the assumption of the FabCentric Options as provided in Section 2.3. Consummation of the Merger will not accelerate vesting of any FabCentric Option.

    (e) To the knowledge of FabCentric and after due inquiry, there will be no holders of FabCentric Stock at the Effective Time who are not "accredited investors," as that term is defined in Regulation D of the Securities Act.

    3.6  Financial Statements.  FabCentric has provided HPL with: (i) unaudited income statements and statements of cash flows for the years ended December 31, 2000 and 1999 and for the nine-month period ended September 30, 2001; and (ii) unaudited balance sheets dated December 31, 2000, December 31, 1999 and September 30, 2001 (including, in each case, any related notes thereto) (the "FabCentric Financial Statements"). The FabCentric Financial Statements (a) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (b) fairly presented the financial position of FabCentric as at the respective dates thereof and the results of its operations and cash flows for the periods indicated in accordance with GAAP. The balance sheet of FabCentric dated September 30, 2001 (the "Balance Sheet Date") is hereinafter referred to as the "FabCentric Balance Sheet."

    3.7  Absence of Undisclosed Liabilities.  FabCentric has no liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the FabCentric Balance Sheet and the related notes to the financial statements, and (ii) those liabilities identified on Exhibit 3.7 attached hereto.

    3.8  Absence of Changes or Events.  Except as contemplated by this Agreement, since the Balance Sheet Date no FabCentric Material Adverse Effect has occurred and, in addition, FabCentric has not, directly or indirectly:

    (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of FabCentric, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to FabCentric or a wholly owned Subsidiary of FabCentric);

    (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of FabCentric or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of FabCentric, other than pursuant to and in accordance with the FabCentric Stock Plans;

    (c) (i) created or incurred any indebtedness for borrowed money exceeding $25,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $25,000 in the aggregate, (iii) entered into any oral or written material agreement or any commitment or transaction or incurred any liabilities material to FabCentric taken as a whole, or involving in excess of $25,000;

    (d) instituted any change in accounting methods, principles or practices other than as required by GAAP and disclosed in the notes to the FabCentric Financial Statements;

    (e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the FabCentric Balance Sheet;

    (f)  suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $25,000;

    (g) (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any FabCentric Options;

    (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties, (including intangibles, real, personal or mixed);

    (i)  amended its Articles of Incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

    (j)  made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of FabCentric in such calendar month resulted in such capital expenditures exceeding $25,000 in the aggregate;

    (k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

    (l)  waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

    (m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

    3.9  No Subsidiaries.  FabCentric does not directly or indirectly own any equity interest in any Person, has no rights or contractual obligations to acquire any such interest, and is not a party to any partnership or joint venture.

    3.10  Litigation.

    (a) There is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("Action") pending or, to the knowledge of FabCentric, threatened against FabCentric, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not have a FabCentric Material Adverse Effect. There is no Action pending or, to the knowledge of FabCentric, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

    (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which FabCentric, any Subsidiary of FabCentric, or any of their assets is or was a party or by which FabCentric, any Subsidiary of FabCentric, or any of their assets is bound.

    3.11  Insurance.  Schedule 3.11 of the FabCentric Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of FabCentric, the premiums and coverages of such policies, and all claims in excess of U.S. $50,000 made against any such policies since January 1, 1998. All such policies are in effect, and true and complete copies of all such policies have been made available to HPL. FabCentric has not received notice of the cancellation or threat of cancellation of any of such policy.

    3.12  Contracts and Commitments.

    (a) FabCentric is not a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories (excepting this Agreement and the transactions contemplated herein):

     (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

    (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

    (iv) agreements, contracts or commitments (A) relating to the acquisition, transfer, development, sharing, license (to or by FabCentric), or use of any FabCentric IP Right (except for any contract pursuant to which any FabCentric IP Right is licensed to FabCentric under any third party software license generally available to the public), or (B) with respect to the manufacturing, distribution or marketing of any products of FabCentric;

    (v) agreements, contracts or commitments for the purchase of materials, supplies or equipment: (A) that provide for purchase prices FabCentric reasonably believes are substantially greater than those presently prevailing for such materials, supplies or equipment, (B) that are with sole or single source suppliers, or (C) from any FabCentric Affiliate for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment;

    (vi) guarantees or other agreements, contracts or commitments under which FabCentric is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than FabCentric), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than FabCentric);

   (vii) powers of attorney authorizing the incurrence of a material obligation on the part of FabCentric;

   (viii) agreements, contracts or commitments which limit or restrict (A) where FabCentric may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by FabCentric;

    (ix) agreements, contracts or commitments containing any agreement with respect to a change of control of FabCentric;

    (x) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by FabCentric to customers in the ordinary course of business and consistent with past practice);

    (xi) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency; or

   (xii) any joint marketing or joint development agreement, or any license or distribution agreement relating to any FabCentric product.

    (b) Neither FabCentric, nor to FabCentric's knowledge any other party to a FabCentric Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor to FabCentric's knowledge does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which FabCentric is a party or, to FabCentric's knowledge, by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, a "FabCentric Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have a FabCentric Material Adverse Effect.

    (c) Each FabCentric Contract is a valid, binding and enforceable obligation of FabCentric and to FabCentric's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have a FabCentric Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

    (d) An accurate and complete copy of each FabCentric Contract has been provided to HPL.

    3.13  Labor Matters; Employment and Labor Contracts.

    (a) FabCentric is not a party to any union contract or other collective bargaining agreement, nor to the knowledge of FabCentric are there any activities or proceedings of any labor union to organize any of its employees. FabCentric is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have a FabCentric Material Adverse Effect.

    (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against FabCentric. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of FabCentric who are not currently organized. FabCentric has no obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, a FabCentric Material Adverse Effect. There are no controversies pending or, to the knowledge of FabCentric, threatened, between FabCentric and any of their respective employees, which controversies would have, individually or in the aggregate, a FabCentric Material Adverse Effect.

    (c) FabCentric is not a party to or bound by any employment agreements or arrangements that are not terminable at will by FabCentric.

    3.14  Compliance with Laws.  FabCentric has not violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, Federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a FabCentric Material Adverse Effect. FabCentric has all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, have a FabCentric Material Adverse Effect.

    3.15  Government Contracts.  FabCentric currently is not and has never been a party to a Government Contract and has never tendered a bid for a Government Contract. For purposes of this Section, "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest. "Governmental Body" shall mean any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) Federal, state, local, municipal, foreign or other government; or (C) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

    3.16  Intellectual Property Rights.  For purposes of this Agreement, "Intellectual Property" shall mean all patents, patent applications, copyrights, trade secrets, mask works, trademarks and service marks, and all other industrial or intellectual property rights recognized in any jurisdiction and applications or registrations in any of the foregoing.

    (a) FabCentric owns or has the right to use all Intellectual Property necessary to conduct its business and all material Intellectual Property used in its business (such Intellectual Property and the rights thereto are collectively referred to herein as the "FabCentric IP Rights").

    (b) Schedule 3.16 of FabCentric Disclosure Statement sets forth, with respect to all FabCentric IP Rights registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such FabCentric IP Rights, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 3.16 of FabCentric Disclosure Statement identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each FabCentric IP Right that is licensed or otherwise made available to FabCentric by any Person (except for any FabCentric IP Right that is licensed to FabCentric under any third party software license generally available to the public), and identifies the agreement under which such FabCentric IP Right is being licensed or otherwise made available to FabCentric. FabCentric has good, valid and marketable title to all of FabCentric IP Rights (except for Intellectual Property licensed to FabCentric), free and clear of all encumbrances, except (i) as set forth in Schedule 3.16 of the FabCentric Disclosure Statement, (ii) for any lien for current taxes not yet due and payable, and (iii) for minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the rights subject thereto or materially impair the operations of FabCentric. To FabCentric's knowledge, FabCentric has a valid right to use and otherwise exploit all FabCentric IP Rights and, as to Intellectual Property licensed to FabCentric, FabCentric has a valid license to the best of its knowledge. Except as set forth in Schedule 3.16 of FabCentric Disclosure Statement, FabCentric has not developed jointly nor does it jointly own or have joint rights with any other Person any FabCentric IP Rights that is material to the business of FabCentric. Except as set forth in Schedule 3.16 of the FabCentric Disclosure Statement, there is no agreement (written, oral or otherwise) or understanding pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any FabCentric IP Rights.

    (c) FabCentric has taken commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all FabCentric IP Rights (except FabCentric IP Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all FabCentric IP Rights.

    (d) To the knowledge of FabCentric, FabCentric is not misappropriating or making any unlawful use of, and FabCentric has not at any time misappropriated or made any unlawful use, of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property rights owned or used by any other Person. FabCentric is not aware that any Person is misappropriating, or making unlawful use of any of the FabCentric IP Rights. To FabCentric's knowledge, it has not inadvertently or recklessly lost trade secret status for any information material to FabCentric or the confidential information of third parties.

    (e) Except as set forth in Schedule 3.16 of the FabCentric Disclosure Statement, FabCentric has not licensed any of the FabCentric IP Rights to any Person on an exclusive basis.

    (f)  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any FabCentric IP Rights, will not (i) cause the modification of any material terms of any licenses or agreements relating to any FabCentric IP Rights, (ii) cause the forfeiture or termination of any FabCentric IP Rights, (iii) give rise to a right of forfeiture or termination of any FabCentric IP Rights or (iv) materially impair the right of FabCentric, the Surviving Corporation or HPL to use, sell or license any FabCentric IP Rights or portion thereof.

    (g) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by FabCentric: (i) violates in any material respect any license or agreement between FabCentric and any third party or (ii) infringes in any material respect any patents or other Intellectual Property rights of any other party; and, to FabCentric's knowledge, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any FabCentric IP Rights, or asserting that any FabCentric IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any FabCentric products, conflicts or will conflict with the rights of any other party.

    (h) FabCentric has provided to HPL a true and complete copy of its standard form of employee confidentiality agreement and all employees have executed such an agreement. All consultants or third parties with access to proprietary information of FabCentric have executed appropriate non-disclosure agreements which adequately protect the FabCentric IP Rights.

    (i)  FabCentric is not aware and has no reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or business commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's ability to promote the interests of FabCentric or that would conflict with the business of FabCentric as presently conducted or proposed to be conducted. FabCentric has not entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of FabCentric, against any charge of infringement, misappropriation or misuse of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current and former employees and consultants of FabCentric have signed valid and enforceable written assignments to FabCentric of any and all rights or claims in any Intellectual Property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other Intellectual Property that is used in the business of FabCentric, and FabCentric possess signed copies of all such written assignments by such employees and consultants.

    3.17  Accounts Receivable; Inventories

    (a) Except as set forth in the FabCentric Balance Sheet, (i) each account receivable of FabCentric (the "Accounts Receivable") represents a sale made in the ordinary course of business, recorded in accordance with GAAP, and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and FabCentric has performed all of their obligations to produce the goods or perform the services to which such Accounts Receivable relate, other than amounts recorded as deferred revenue, and (ii) to the knowledge of FabCentric, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

    (b) Subject to amounts reserved therefor on the FabCentric Balance Sheet, the values at which all inventories are carried on the FabCentric Balance Sheet reflect the historical inventory valuation policy of FabCentric, which is in accordance with GAAP. FabCentric has good and marketable title to the inventories free and clear of all liens and encumbrances. The inventories do not consist of items that are obsolete, damages or slow-moving beyond amounts reserved on the FabCentric Balance Sheet. The inventories do not consist of any items held on consignment. FabCentric is not under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business and consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since the FabCentric Balance Sheet Date. Subject to the amounts reserved therefor on the FabCentric Balance Sheet, the inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.

    (c) Schedule 3.17 lists: (A) all customers representing 5% or more of FabCentric's revenue or accounts receivable for the fiscal year ended December 31, 2000 and (B) all customers representing 5% or more of FabCentric's revenue or accounts receivable for the nine months ended September 30, 2001.

    3.18  Order Backlog.  Schedule 3.18 of the FabCentric Disclosure Statement contains a list of the aggregate orders for the products of FabCentric as of the FabCentric Balance Sheet Date, and identifies each customer included in the backlog and the description of the products ordered and prices for each product by customer. Except as set forth on Schedule 3.18, all such orders have been included in backlog on a basis consistent with FabCentric's historical practices and FabCentric is not aware of any customer who has placed an order included in such backlog having refused, or who intends to refuse, delivery of any ordered products in accordance with the terms of such orders.

    3.19  Product and Service Warranties.  The standard written forms of product and service warranties and guarantees utilized by FabCentric as of the date of this Agreement have been provided to HPL. Except as set forth on Schedule 3.19 of the FabCentric Disclosure Statement, during a period of three years prior to the date of this Agreement, neither FabCentric nor any affiliates have made any other written material warranties (which remain in effect) with regard to products and/or services supplied by FabCentric.

    3.20  Taxes.

    (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means (i) any and all Federal, state, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts described in clause (i) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law); and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under agreements or arrangements with any Person. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other Person and including any liability for Taxes of any predecessor entity.

    (b) FabCentric has filed all material returns, estimates, information statements and reports relating to Taxes required to be filed by them prior to the Closing ("Returns"), and such Returns are materially true and correct and completed in accordance with applicable law. Schedule 3.20 of the FabCentric Disclosure Statement lists all jurisdictions in which Returns are required to be filed by FabCentric (or have been required since the inception of FabCentric) and the types of Returns required to be filed in each such jurisdiction.

    (c) FabCentric has (A) timely paid all Taxes due and payable by them as shown on the Returns, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the FabCentric Financial Statements, described in paragraph (iii), below, and being contested in good faith by appropriate proceedings), (C) accrued on the FabCentric Financial Statements all Taxes attributable to periods covered by such statements, and (D) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future.

    (d) Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes in writing, or to the actual knowledge of the executive officers of FabCentric, is threatening to assert any claims for Taxes. No Tax deficiency notice or notice of assessment of collection has been received in writing by FabCentric except as described on Schedule 3.20 of the FabCentric Disclosure Statement. No audit or other examination of any Return of FabCentric is presently in progress, nor has FabCentric been notified in writing of any request for such an audit or other examination. No power of attorney to deal with Tax matters or waiver of any statute of limitations with respect to Taxes has been granted by FabCentric. Except as described on Schedule 3.20 of the FabCentric Disclosure Statement the relevant statute of limitations for the assessment or proposal of a deficiency for Taxes has expired for all years before 1996. FabCentric has not availed itself of any Tax Amnesty, tax holiday or similar relief in any jurisdiction.

    (e) FabCentric has withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to its operations, including withholdings on payments to FabCentric for sales and use taxes or payments by FabCentric to employees or independent contractors on account of Federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

    (f)  There are no liens for Taxes upon the assets of FabCentric (other than liens for property Taxes that are not yet due or delinquent).

    (g) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of FabCentric that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

    (h) FabCentric has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by FabCentric.

    (i)  FabCentric is not and has not been a member of an affiliated group of corporations filing a consolidated Federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was FabCentric.

    (j)  FabCentric has no obligation under any agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

    (k) FabCentric has made available to HPL true copies of all Returns that FabCentric has filed since their inception and true copies of all correspondence and other written submissions to or communications with any Tax authorities.

    (l)  None of the assets of FabCentric is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of FabCentric constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. FabCentric is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long term contract" within the meaning of Section 460 of the Code.

    (m) FabCentric (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code or has any knowledge that the IRS has proposed in writing any such adjustment or change in accounting method with respect to FabCentric; and (ii) has no application pending with the IRS or any other Tax Agency requesting permission for any change in accounting method.

    (n) Except as set forth in Schedule 3.20 of the Disclosure Statement, FabCentric is not and has not been a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

    (o) FabCentric has not indemnified any person against Tax in connection with any arrangement for the leasing of real or personal property, except for indemnity with respect to acts of FabCentric.

    (p) FabCentric is aware of no reason why the Merger will or might fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

    (q) FabCentric has no income reportable for a period ending after the Effective Time but attributable to a shipment, sale or other disposition (including an installment sale) of any property, or to the performance of services, occurring in a period ending on or prior to the Effective Time and resulting in a deferred reporting of income from such transaction.

    (r) FabCentric is not, nor has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    (s) FabCentric has reasonable authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its Federal income Tax Returns, all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662(d) of the Code.

    (t)  There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of FabCentric (collectively, the "Tax Losses") under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code, (v) Sections 1.1502-15 and 1.1502-15A of the Treasury Regulations, (vi) Sections 1.1502-21 and 1.1502-21A of the Treasury Regulations, or (vii) Sections 1.1502-91 through 1.1502-99 of the Treasury Regulations; in each case as in effect both prior to and following the Tax Reform Act of 1986, except as may be applicable as a result of entering into this Agreement or the consummation of the Merger. The amounts of the various categories of available Tax Losses for each taxable year ending before the Closing Date are set forth in Section 3.20(b)(xix) of the Company Disclosure Statement.

    3.21  Employee Benefit Plans; ERISA.

    (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by FabCentric or any ERISA Affiliate (as hereinafter defined) or to which FabCentric or any of ERISA Affiliate is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of FabCentric, or any ERISA Affiliate. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation FabCentric.

    (b) FabCentric, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a FabCentric Material Adverse Effect.

    (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a FabCentric Material Adverse Effect.

    (d) All of FabCentric's Pension Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

    (e) There are no (i) investigations pending by any governmental entity involving the Pension Plans or Welfare Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension or Welfare Plan, against the assets of any of the trusts under any Pension or Welfare Plan or against any fiduciary of any Pension or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a FabCentric Material Adverse Effect. To the best of FabCentric's knowledge, there are no facts which would give rise to any liability under this Section 3.21(e) except for those which would not, individually or in the aggregate, have a FabCentric Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

    (f)  None of FabCentric or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than such transactions that would not, individually or in the aggregate, have a FabCentric Material Adverse Effect.

    (g) None of FabCentric, or any ERISA Affiliate maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

    (h) Neither FabCentric nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

    (i)  Neither FabCentric nor any ERISA Affiliate has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multi-employer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

    (j)  With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to HPL: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

    (k) None of the Welfare Plans maintained by FabCentric provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. FabCentric, to the extent it maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code, has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, have a FabCentric Material Adverse Effect.

    (l)  No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which FabCentric has received notice that such insurance company is in rehabilitation or a comparable proceeding.

    (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of FabCentric under any Employee Benefit Plan.

    (n) Schedule 3.21(n) of the FabCentric Disclosure Statement lists each Foreign Plan (as hereinafter defined). FabCentric and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a FabCentric Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, FabCentric or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

    (o) To the best of FabCentric's knowledge, there are no claims, suits or facts concerning the operation or benefits of any Employee Benefit Plan other than a Pension or Welfare Plan except for those which would not, individually or in the aggregate, give rise to any liability which would have a FabCentric Material Adverse Effect.

    (p) Each of the Employee Benefit Plans and the Foreign Plans can be terminated by FabCentric within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

    3.22  Environmental Matters.  Schedule 3.22 to the FabCentric Disclosure Statement identifies all real property now or previously owned, leased or occupied by FabCentric (the "Real Property"). FabCentric and, to the knowledge of FabCentric, all previous owners, lessees and occupants of the Real Property, are in compliance with, and within the period of all applicable statutes of limitation, have complied with all applicable Environmental Laws and have not received notice of any liability under any Environmental Law; and neither FabCentric nor any portion of the Real Property is in violation of any Environmental Law.

    (a) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing hazardous materials located on any Real Property owned, leased or operated by FabCentric, or respective predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation.

    (b) For purposes of this Agreement, "Environmental Law" means any law or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor and including noise and genetically modified organisms) into the environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42 USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., the Federal Food Drug and Cosmetic Act 21 USC, 136 et seq., and the Federal Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent state and local ordinances and statutes, and statutes and ordinances in countries other than the United States of America.

    3.23  Affiliates.  FabCentric has delivered to HPL a list identifying all persons who to FabCentric's knowledge may be deemed to be "affiliates" of FabCentric for purposes of Rule 145 under the Securities Act ("Affiliates").

    3.24  Finders or Brokers.  FabCentric has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

    3.25  Title to Property.  FabCentric has good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the FabCentric Balance Sheet or acquired after the Balance Sheet Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the FabCentric Balance Sheet and identified on Shedule 3.25, (iv) liens recorded pursuant to any Environmental Law or (v) liens which would not, individually or in the aggregate, have a FabCentric Material Adverse Effect. Schedule 3.25 of the FabCentric Disclosure Statement identifies each parcel of real property owned or leased by FabCentric.

    3.26  Disclosure.  No representation or warranty contained in this Article III, and no statement in the FabCentric Disclosure Statement, misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HPL AND MERGER SUB

    HPL makes to FabCentric the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by HPL to FabCentric in connection with the execution of this Agreement (the "HPL Disclosure Statement"). The HPL Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the HPL Disclosure Statement shall qualify only the corresponding Section of this Article IV, except to the extent that such disclosure plainly and on its face applies to another Section of this Article IV.

    4.1  Organization, Etc.

    (a) Each of HPL, the HPL Material Subsidiary (defined below) and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. HPL and the HPL Material Subsidiary are each duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an HPL Material Adverse Effect. None of HPL nor the HPL Material Subsidiary is in violation of any provision of its Articles of Incorporation, bylaws or any other charter document. For the purposes of this Agreement, "HPL Material Adverse Effect" means any change, event or effect that is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of HPL and the HPL Material Subsidiary taken as a whole.

    (b) None of HPL, the HPL Material Subsidiary nor Merger Sub is in violation of any provision of its Articles of Incorporation, bylaws or other charter documents.

    (c) For purposes of this Agreement, "HPL Material Subsidiary" shall mean Heuristic Physics Laboratories, Inc., a California corporation.

    4.2  Authority Relative to this Agreement.  Each of HPL and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and have been duly and validly authorized by the board of directors of each of HPL and Merger Sub and no other corporate proceedings on the part of either HPL or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HPL (and in the case of the Merger Agreement, Merger Sub) and, assuming due authorization, execution and delivery by FabCentric, constitutes a valid and binding agreement of each of HPL and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    4.3  No Violations, Etc.  No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either HPL or Merger Sub for the consummation by HPL or Merger Sub of the Merger or the other transactions contemplated hereby except for the filing of the Agreement of Merger as required by California Law. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by HPL and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, bylaws or other charter documents of HPL or any HPL Material Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to HPL, any HPL Material Subsidiary or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HPL or any HPL Material Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

    4.4  Capitalization.

    (a) The authorized capital stock of HPL consists of 75,000,000 shares of Common Stock, of which there were 26,812,386 shares issued and outstanding as of October 31, 2001 and 10,000,000 shares of Preferred Stock, no shares of which were issued or outstanding as of October 31, 2001. The authorized capital stock of Merger Sub consists of 1,000,000 shares of Common Stock, no par value, 1,000 of which, as of the date hereof, are issued and outstanding and are held by HPL. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. At the Effective Time and upon surrender of the certificate(s) evidencing ownership of the FabCentric Stock, the HPL Common Stock will be duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or bylaws of HPL or any agreement to which HPL is a party or by which it is bound.

    (b) Except as set forth on the HPL Disclosure Statement or in the SEC Documents, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating HPL to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of HPL, or obligating HPL to grant, issue, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.

    4.5  Compliance with Laws.  Neither HPL nor any HPL Material Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, Federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have an HPL Material Adverse Effect. HPL and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have an HPL Material Adverse Effect.

    4.6  SEC Documents.  HPL has filed in a timely manner all documents that it was required to file with the Securities and Exchange Commission ("SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all rules and regulations thereunder, since July 30, 2001, the date on which HPL became subject to such reporting requirements. As of their respective filing dates, all documents filed by HPL with the SEC (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and all rules and regulations thereunder. None of the SEC Documents contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of HPL included in the SEC Documents (the "HPL Financial Statements") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The HPL Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly present the consolidated financial position of HPL and its Subsidiaries at the dates thereof and the results of operations and cash flows of HPL and its Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal adjustments).

    4.7  Absence of Undisclosed Liabilities.  Neither HPL nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities disclosed in the HPL Financial Statements and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since the June 30, 2001 (the "HPL Balance Sheet Date") in the ordinary course of business consistent with past practice, and (iii) liabilities arising under this Agreement.

    4.8  Absence of Changes or Events.  Except as contemplated by this Agreement, since the HPL Balance Sheet Date no HPL Material Adverse Effect has occurred.

    4.9  Litigation.  Except as disclosed in the SEC Documents, there is no private or governmental Action pending or, to the knowledge of HPL, threatened against HPL, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not have a HPL Material Adverse Effect. There is no Action pending or, to the knowledge of HPL, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

    4.10  Taxes.  HPL has filed all material returns, estimates, information statements and reports relating to Taxes required to be filed prior to the Closing ("Returns"), and such Returns are true and correct and completed in accordance with applicable law. HPL has (A) timely paid all Taxes due and payable by them as shown on the Returns, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the HPL financial statements or being contested in good faith by appropriate proceedings), (C) accrued on the HPL financial statements all Taxes attributable to periods covered by such statements that are not yet due and payable, and (D) properly reserved, in accordance with GAAP, for all Taxes not yet due but which are expected to become due and payable in the future.

    4.11  Disclosure.  No representation or warranty contained in this Article IV, and no statement in the HPL Disclosure Statement, misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS

    5.1  Rule 144.  With a view to making available to the holders of FabCentric Stock the benefits of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933 (the "Securities Act"), HPL will, for a period of two years from the Effective Time, use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, for a period of two years from the Effective Time; (ii) file with the SEC in a timely manner all reports and other documents required of HPL under the Securities Act and Exchange Act; and (iii) at the request of any holder of FabCentric Stock, provide written confirmation that HPL is current in its reporting obligations under the Exchange Act.

    5.2  S-8 Registration.  After April 30, 2002, HPL will use commercially reasonable efforts to file and have declared effective a registration statement on Form S-8 registering under the Securities Act the shares underlying the HPL Exchange Options.

    5.3  Commercially Reasonable Efforts.  Subject to the terms and conditions herein provided, HPL, Merger Sub, FabCentric and the Founders shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all necessary governmental and private party consents, approvals or waivers. HPL shall cause Merger Sub to perform all of its obligations under this Agreement and shall not take any action which would cause FabCentric to fail to perform its obligations hereunder. FabCentric shall not take any action which would cause HPL or Merger Sub to fail to perform their obligations hereunder.

    5.4  Tax Matters.

    (a) FabCentric shall prepare, execute and timely file, or cause to be prepared, executed and timely filed, all Tax Returns of FabCentric due prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice. FabCentric shall be responsible for the payment of all amounts shown as payable on such Tax Returns. The Surviving Corporation shall prepare, or cause to be prepared, all Tax Returns of FabCentric for all taxable periods beginning before the Closing Date other than those Tax Returns described in the first sentence of this Section. Such Tax Returns shall be prepared on a basis consistent with past practice. FabCentric shall be responsible for the payment of all amounts shown as payable on such other Tax Returns to the extent they were not reserved for on the Financial Statements; provided, however, that as to any such Tax Return covering a taxable period ending after the Closing Date, FabCentric shall not be responsible for the payment of any amount in excess of the portion of the amount shown as payable on such Tax Return that is attributable to the portion of the taxable period on or before the Closing Date. The Surviving Corporation shall be responsible for the payment of all amounts shown as payable on such other Tax Returns to the extent FabCentric is not responsible for payment under this Section. HPL and the Surviving Corporation shall be responsible for the preparation of all Tax Returns of FabCentric for all taxable periods beginning on or after the Closing Date. HPL and the Surviving Corporation shall be responsible for the payment of all amounts shown as payable on such Tax Returns.

    (b) The Shareholder Representative shall have responsibility for the conduct and control of any audit or examination of FabCentric for any taxable period ending on or prior to the Closing Date if a claim with respect to any liability that could result from such audit could be made under Article IX (Indemnification). If HPL or the Surviving Corporation wishes to participate in any such audit, then it may do so at its own cost and expense. Notwithstanding any indication in this Agreement to the contrary, FabCentric shall cause the Shareholder Representative and the shareholders of FabCentric to refrain from agreeing to any adjustment in a Federal or state income Tax audit, appeals procedure or judicial proceeding that will have an adverse effect on the Surviving Corporation or its Subsidiaries for any taxable period ending after the Closing Date without the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld.

    (c) FabCentric will cooperate with HPL in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

    (d) HPL shall provide reasonable cooperation and cause the Surviving Corporation and its Subsidiaries to provide reasonable cooperation, and FabCentric shall cause the Shareholder Representative and the shareholders of FabCentric to provide reasonable cooperation, to one another in connection with (i) the preparation and filing of any Tax Return for any taxable period ending on or before the Closing Date, and (ii) any audit, examination or other proceeding in respect of Taxes of FabCentric for any taxable period ending on or before the Closing Date. Such cooperation shall include (i) making available, on a reasonable basis, employees of FabCentric (or the Surviving Corporation or its Subsidiaries), (ii) promptly forwarding to the Shareholder Representative or to the Surviving Corporation or its Subsidiaries all related correspondence and other documents received from taxing authorities by Immersion, the Surviving Corporation or its Subsidiaries or by the Shareholder Representative or any of the shareholders of FabCentric, respectively, (iii) executing powers of attorney and other authorizing documents with respect to a matter so as to permit the party assigned in Section 5.4(b) to control such matter, (iv) signing Tax Returns so as to permit the party responsible for their filing to timely file such Tax Returns and (v) providing access, on a reasonable basis, to relevant records and other information in the possession or under the control of the party. FabCentric and the Surviving Corporation will preserve all information, records or documents relating to the liability for Taxes of FabCentric until the expiration of any applicable statute of limitations or extensions thereof.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

    6.1  Shareholder Approval.  The requisite approval of the holders of outstanding shares of FabCentric Common Stock, FabCentric Series A Preferred Stock, and FabCentric Series B Preferred Stock adopting the Merger Agreement and approving consummation of the Merger shall have been obtained.

    6.2  Statute or Decree.  No statute, rule, regulation, executive order, writ, order, temporary restraining order, preliminary injunction or permanent injunction shall have been enacted or promulgated, entered or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF HPL AND FABCENTRIC

    7.1  Additional Conditions To The Obligations Of FabCentric.  The obligations of FabCentric to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by FabCentric, provided that any such waiver shall preclude FabCentric from subsequently pursuing any such waived rights:

    (a) The representations and warranties of HPL and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

    (b) HPL and Merger Sub shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

    (c) HPL and Merger Sub shall have furnished an officer's certificate signed by the President and Chief Financial Officer to evidence compliance with the conditions set forth in Sections 6.1, 7.1(a) and 7.1(b) of this Agreement.

    (d) FabCentric shall have received an opinion of Heller Ehrman White & McAuliffe, LLP, counsel to HPL and Merger Sub, dated as of the Effective Time, substantially in the form of Exhibit G attached hereto.

    (e) There shall not have occurred, since the date hereof, any event or change of circumstances that is reasonably likely to cause an HPL Material Adverse Effect.

    (f)  The fees of Enterprise Law Group, Inc. incurred through and including the date of Closing, shall be paid in full at Closing upon delivery of a detailed invoice approved by the Founders.

    7.2  Additional Conditions To The Obligations Of HPL And Merger Sub.  The obligations of HPL and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by HPL, provided that any such waiver shall preclude HPL from subsequently pursuing any such waived rights:

    (a) The representations and warranties of FabCentric contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except, (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

    (b) FabCentric shall have performed and complied in all material respects with all agreements, obligations, covenants, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

    (c) At Closing, the difference between: (A) FabCentric's outstanding liabilities at Closing (excluding any liabilities directly arising from any Dissenting Shares but expressly including any fees paid pursuant to 7.1(f)), and (B) FabCentric's cash, cash equivalents and accounts receivable no older than 45 days (the "Net Liabilities") shall not exceed $2,800,000.

    (d) The officers and directors of FabCentric shall have delivered to HPL their resignation from such office(s), effective at the Effective Time.

    (e) Any consents, approvals, notifications, disclosures, and filings and registrations listed in Schedule 3.3 of the FabCentric Disclosure Statement shall have been obtained or made.

    (f)  HPL and Merger Sub shall have received an opinion of Enterprise Law Group, Inc., counsel to FabCentric, dated as of the Effective Time, substantially in the form of Exhibit E attached hereto.

    (g) The Founders shall have executed the non-competition agreement in the form attached hereto as Exhibit C.

    (h) The Founders, all FabCentric employees identified on Schedule 9.1(b)(i) and no fewer than 80% of the FabCentric employees identified on Schedule 9.1(b)(ii) hereto shall have executed, at Closing, offer letters and employee invention and proprietary rights agreements with FabCentric substantially in the forms attached hereto as Exhibits C and E, respectively.

    (i)  The holders of all outstanding warrants to purchase FabCentric Stock shall have exercised or canceled such warrants prior to Closing and there shall be no warrants to acquire any shares of FabCentric Stock outstanding at Closing.

    (j)  At Closing, the total number of shares of FabCentric stock that are or may be eligible to become Dissenting Shares shall not exceed 5% of the aggregate number of outstanding shares of FabCentric Stock.

    (k) All holders of FabCentric Options and all holders of FabCentric stock shall have signed and delivered to HPL a customary lock-up agreement restricting the transferability of all HPL Shares they may receive as Merger Consideration for a period ending on April 30, 2002.

    (l)  There shall not have occurred, since the date hereof, any event or change of circumstances that is reasonably likely to cause a FabCentric Material Adverse Effect.

    (m) FabCentric shall have received a completed and executed investor accreditation questionnaire, in a form reasonably satisfactory to HPL, from each holder of FabCentric Stock.

    (n) FabCentric shall have furnished an officer's certificate signed by the Chief Executive Officer and Secretary or Assistant Secretary to evidence compliance with the conditions set forth in Sections 6.1, 7.2(a) and 7.2(b) of this Agreement.

ARTICLE VIII

TERMINATION

    8.1  Termination.  Subject to the provisions of this Section 8.1, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of FabCentric:

    (a) by mutual written consent duly authorized by the boards of directors of HPL, FabCentric and Merger Sub;

    (b) by either FabCentric or HPL if the Merger shall not have been consummated by December 5, 2001, which date may be extended by mutual consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has proximately contributed to the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

    (c) by either FabCentric or HPL if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby.

    8.2  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE IX

INDEMNIFICATION

    9.1  Indemnification; Employee Retention.

    (a) Indemnification. For a period of one year from the Effective Time and subject to the limitations provided herein, the Escrow Shareholders, jointly and severally, agree to indemnify, defend, and hold harmless each of HPL and, effective at and after the Effective Time, the Surviving Corporation, and their respective directors, officers and affiliates and successors and permitted assigns (each an "Indemnitee" and, collectively, the "Indemnitees") from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, fines, costs and expenses (including without limitation the amount of any compromise or settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (collectively, "Damages") that any Indemnitee may sustain, suffer or incur and which result from, arise out of, are caused by breach by FabCentric or the Founders of any representation, warranty, covenant or agreement made in this Agreement or in any agreement or instrument executed and delivered by FabCentric or the Founders pursuant hereto; provided that the Escrow Shareholders shall not be required to indemnify any Indemnitee against any Damages resulting from that Indemnitee's gross negligence, willful misconduct or fraud. Notwithstanding the foregoing, the Escrow Shareholders have no obligation to indemnify, defend or hold harmless Indemnitees under this Section 9.1 until the Damages suffered by the Indemnitees total $50,000 or more in the aggregate, at which point the Escrow Shareholders shall indemnify, defend and hold the Indemnitees harmless for all Damages, including the initial $50,000 suffered or sustained by HPL or the Surviving Corporation.

    (b) Employee Retention. For a period of one year from the Closing Date, HPL shall be entitled to offset from the Escrow Shares: (i) 25,000 HPL Shares for each employee identified on Schedule 9.1(b)(i) who terminates employment with FabCentric or HPL for any reason during such time, and (ii) 5,000 HPL Shares for each employee identified on Schedule 9.1(b)(ii) who, following the termination of employment of four or more other employees identified on Schedule 9.1(b)(ii), terminates employment with FabCentric or HPL for any reason during such time, provided however, that the HPL Shares that HPL may be entitled to offset under this Section 9.1(b) shall be reduced by the number of HPL Shares that such employee will forfeit by virtue of terminating his employment with FabCentric or HPL.

    9.2  Claims.

    (a) Any claim under Section 9.1 shall be made by written notice from HPL or the Indemnitee (as applicable) to Shareholder Representative specifying in reasonable detail the basis and amount of the claim. When an Indemnitee seeking indemnification under Section 9.1 receives notice of any claim by a third party, including without limitation any governmental body ("Third Party Claim") which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice to the Shareholder Representative reasonably indicating (to the extent known) the nature of such claims and the basis thereof and shall include with such notice the claim and any and all documentation provided by the claimant. The notice to the Shareholder Representative shall be given as soon as practicable, in any event no later than ten business days of the service upon Indemnitee of any Third Party Claim that is contained in a complaint filed with any governmental agency or court of any jurisdiction. Any failure by an Indemnitee to provide such notice shall not affect the Escrow Shareholders' obligations hereunder, except to the extent of any Damages caused by such delay.

    (b) Upon notice from the Indemnitee, the Escrow Shareholders may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, by representatives of their own choosing reasonably acceptable to Indemnitee, and the Escrow Shareholders shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the Shareholder Representative shall consult regularly with the

Indemnitee regarding the defense of such Third Party Claim and may not settle or compromise any Third Party Claim without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed) and that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim at its own expense. The Shareholder Representative shall give written notice to the Indemnitee as to the Escrow Shareholders' intention to assume the defense of any such Third Party Claim within ten business days after the date of receipt of the Indemnitee's written notice in respect of such Third Party Claim and shall acknowledge in writing whether it accepts liability to the Indemnitee for any Damages which the Indemnitee might incur or suffer as a result of such Third Party Claim. If the Shareholder Representative does not, within ten business days after the Indemnitee's notice is given, give written notice to the Indemnitee of the Shareholder Representative's assumption of the defense of the Third Party Claim, the Escrow Shareholders shall be deemed to have waived their rights to control the defense thereof. If the Indemnitee assumes the defense of any Third Party Claim because of the failure of the Escrow Shareholders to do so in accordance with this Section 9.2, the Escrow Shareholders shall be fully responsible for all Damages related to the outcome thereof.

    (c) The holders of FabCentric Stock shall have no liability with respect to any compromise or settlement thereof effected without their prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if the party that has made or filed the Third Party Claim seeks remedies other than monetary damages that could materially adversely affect the business or results of operations of HPL or the Surviving Corporation, then the Indemnitee, HPL and/or the Surviving Corporation shall assume the defense of any such Third Party Claim, including its compromise or settlement, by representatives of its own choosing reasonably acceptable to the Shareholder Representative; in which event, if such Damages are determined to exist, the Escrow Shareholders shall pay all reasonable costs and expenses of such defense and investigation and the Escrow Shareholders shall be responsible for all other Damages related to the outcome thereof; provided, however, that the Indemnitee shall consult regularly with the Shareholder Representative regarding the defense of such Third Party Claim and may not settle or compromise any such Third Party Claim without the Shareholder Representative's prior written consent (which consent shall not be unreasonably withheld or delayed) and that the Escrow Shareholders shall be entitled to participate in the defense of any such Third Party Claim at their own expense.

    9.3  Escrow Offset.  HPL shall offset the amount of any claim for indemnity under Section 9.1 against any HPL Shares subject to the Escrow Agreement in accordance with the terms and conditions contained therein. In no event shall the liability of any Escrow Shareholder under this Article IX exceed the number of the Escrow Shares. In any offset against the Escrow Shares pursuant to Section 9.1(a), HPL or Merger Sub may deduct that number of shares from the Escrow Shares equal to the dollar value of the Damages, divided by the HPL Price. In computing the amount to be paid by any party to another hereunder, there will be deducted an amount equal to any insurance benefits actually received by the insurance beneficiary.

    9.4  Right to Indemnification Not Affected by Knowledge.  The right to indemnification based on a party's representations and warranties (as may be amended or supplemented by schedules or exhibits hereto), covenants and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation by the other party.

    9.5  Shareholder Representative.  The Escrow Shareholders hereby irrevocably authorize, direct and appoint the Shareholder Representative (as defined in the Escrow Agreement) as sole and exclusive agent, attorney-in-fact and representative of such Persons and such Persons' heirs, representatives and successors to (i) take any and all actions (including without limitation executing and delivering any documents), incurring any costs and expenses for the account of the Escrow Shareholders and making any and all determinations which may be required or permitted to be taken by the Escrow Shareholders in connection with this Article IX; and (ii) exercise such rights, power and authority as are incidental to the foregoing. Any actions, exercises of rights, power or authority and any decisions or determinations made by the Shareholder Representative shall be absolutely and irrevocably binding on each of the Escrow Shareholders as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person's individual capacity.

    (a) With respect to the matters covered by or related to this Article IX, (i) each Escrow Shareholder irrevocably relinquishes its right to act independently and other than through the Shareholder Representative with respect to such subject matter (except with respect to the appointment of a successor Shareholder Representative), and (ii) no Escrow Shareholder shall have right to institute any suit, action or proceeding against HPL, Merger Sub, the Surviving Corporation or FabCentric or the with respect to any such matter, any such right being irrevocably and exclusively delegated to the Shareholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to HPL or an Indemnitee by an Escrow Shareholder other than through the Shareholder Representative shall be of no effect, and each notice delivered by HPL or any other Indemnitee to the Shareholder Representative shall be effective as against each Escrow Shareholder; provided, that HPL and other Indemnitees may elect at their sole discretion to give effect to any notice delivered by any Escrow Shareholder.

    (b) The Shareholder Representative may resign at any time upon thirty days' notice by submitting a written resignation to HPL, with copies to all Escrow Shareholders at their address set forth in the Escrow Agreement. In the event of the death, physical or mental incapacity or resignation of the Shareholder Representative, the Escrow Shareholders shall promptly (and in any event with thirty (30) days of notice of such event) appoint a successor Shareholder Representative.

ARTICLE X

MISCELLANEOUS

    10.1  Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of HPL, Merger Sub and FabCentric at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of FabCentric, no such amendment or modification shall change the amount or form of the consideration to be received by FabCentric's shareholders in the Merger.

    10.2  Waiver of Compliance; Consents.  Any failure of HPL or Merger Sub, on the one hand, or FabCentric, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by FabCentric or HPL or Merger Sub, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

    10.3  Survival; Investigations.  The respective representations and warranties of HPL, Merger Sub, FabCentric and the Founders contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. All representations and warranties contained herein made by HPL, Merger Sub, FabCentric or the Founders shall survive Closing for a period of one year from the Closing Date.

    10.4  Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to FabCentric, to:	1150 N. First Street Suite 202 San Jose, CA 95112 Telephone: (408) 282-2880 Facsimile: (408) 279-4631 Attn: President
with a copy to:	Enterprise Law Group, Inc. 4400 Bohannon Drive, Suite 280 Menlo Park, California 94025 Telephone: (650) 462-4700 Facsimile: (650) 462-4747 Attention: Wayland Brill, Esq.
if to HPL, or Merger Sub, to:	HPL Technologies, Inc. 2033 Gateway Place San Jose, California 95110 Telephone: (408) 501-9235 Facsimile: (408) 501-9210 Attention: David Lepejian, President and CEO
with a copy to:	Heller Ehrman White & McAuliffe LLP 4350 La Jolla Village Drive Suite 700 La Jolla, California 92122-1246 Telephone: (858) 450-8400 Facsimile: (858) 450-8499 Attention: Alan Jacobs, Esq.
The Founders:	Lucian Wagner 138 Albion Rd. Wellesley Hills, MA. 02481
John Kulusich 2306 Constitution Drive San Jose, CA 95124

    10.5  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

    10.6  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without giving effect to its conflicts of laws principles or rules.

    10.7  Arbitration.  Any controversy, claim or dispute (a "Dispute") arising in connection with or related to this Agreement, or the invalidity, termination or breach hereof, or the course of dealing by the parties hereunder, whether for damages or for equitable relief, shall be finally settled by arbitration administered by the American Arbitration Association or other national alternative dispute resolution organization in accordance with its then-existing commercial arbitration rules. The arbitration shall be conducted in the State of California, County of Santa Clara, before a single arbitrator or a retired or former judge. Judgment upon the award entered in any arbitration may be entered in any court having jurisdiction thereof. The arbitrator shall allocate between the parties hereto the fees and costs of the arbitrator and the administrative fees and costs in contemplation of Section 10.8 (Attorneys' Fees).

    10.8  Attorneys' Fees.  In the event of any dispute between the parties hereto arising out of or relating to this Agreement or the interpretation, performance, or breach thereof, the prevailing party shall be entitled to recover from the other party reasonable expenses, outside attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. Notwithstanding the foregoing, if the arbitrator determines that the actions of a party or its counsel have unreasonably or unnecessarily delayed the resolution of the dispute, the arbitrator may, in its discretion, require such party to pay all or part of the fees and costs of the arbitration or part or all of the other party's attorneys' fees, regardless of which party is the prevailing party.

    10.9  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    10.10  Severability.  In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

    10.11  Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

    10.12  Entire Agreement.  This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous agreements or understandings between the parties on the subject matters contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

    10.13  Definition of "law".  When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, Federal, state or local government, statutory or regulatory body, court, or agency.

    10.14  Rules of Construction.  Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

* * *

    IN WITNESS WHEREOF, HPL, Merger Sub and FabCentric have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

HPL TECHNOLOGIES, INC.
By:	/s/ Y. David Lepejian
Name:	Y. David Lepejian
Title:	President and Chief Executive Officer
HPL ACQUISITION CORP.
By:	/s/ Y. David Lepejian
Name:	Y. David Lepejian
Title:	President
FABCENTRIC, INC.
By:	/s/ Ying Shiau
Name:	Ying Shiau
Title:	Chief Executive Officer
FOUNDERS:
/s/ John Kulusich John Kulusich
/s/ Lucian Wagner Lucian Wagner

Schedules and Exhibits

Exhibit A	Form of Agreement of Merger
Exhibit B	Form of Offer Letter
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Employee Confidential Information and Inventions Agreement
Exhibit E	Form of Enterprise Law Group Legal Opinion
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Heller Ehrman White & McAuliffe LLP Legal Opinion
Exhibit 3.7	FabCentric Liabilities
Schedule 2.1	Table of Escrow Shareholders
Schedule 9.1(b)(i)	List of Certain FabCentric Employees
Schedule 9.1(b)(ii)	List of Certain FabCentric Employees
Disclosure Statements and Schedule of FabCentric and Founders
Disclosure Statements of HPL and Merger Sub

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BACKGROUND
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF FABCENTRIC
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HPL AND MERGER SUB
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF EACH PARTY
ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF HPL AND FABCENTRIC
ARTICLE VIII TERMINATION
ARTICLE IX INDEMNIFICATION
ARTICLE X MISCELLANEOUS
Schedules and Exhibits